Subsidiaries of the Registrant

Name                                Where Incorporated    Date of
Incorporation
---------------                    -------------------   --------------
Innovative Weaponry Incorporated      New Mexico         January 28, 1994
Trident Technologies Corporation      Nevada             July 15, 1996
Griffon USA, Inc.                     Nevada             March 26, 1998
CQB Armor, Inc.                       Nevada             February 10,
1999
Trade Partners International, Inc.    Nevada             June 22, 1988
Unertl Optical Company, Inc.          Nevada             October 9, 2000
Hallmark Human Resources, Inc.        Nevada             October 9, 2000